CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A (File Nos. 002-89287 and 811-03967) of our report dated November 25, 2015 relating to the September 30, 2015 financial statements and financial highlights of First Investors Cash Management Fund, First Investors Floating Rate Fund, First Investors Fund For Income, First Investors Government Fund, First Investors International Opportunities Bond Fund, First Investors Investment Grade Fund, First Investors Limited Duration High Quality Bond Fund and First Investors Strategic Income Fund, each a series of First Investors Income Funds, which are included in said Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 27, 2016